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                                                                  EXHIBIT 99.152


                           [PEROT SYSTEMS LETTERHEAD]





[PEROT SYSTEMS LOGO]
               PEROT SYSTEMS TO SUBMIT ADDITIONAL DOCUMENTS TO THE CALIFORNIA ATTORNEY GENERAL AND A CALIFORNIA STATE
                                SENATE COMMITTEE

Plano, Texas - June 30, 2002 - On Monday July 1, 2002, Perot Systems Corporation (NYSE: PER) will deliver additional documents to the California Attorney General and a committee of the California State Senate. The additional information is the product of an ongoing process of searching for and producing information in response to the California Attorney General's subpoena and the committee's request. The information to be produced includes final and draft documents, and consists of employee expense reports, operational communication between Perot Systems and the California ISO, and other documents.

The documents that will be provided Monday to the California Attorney General and the committee, except those containing employee or confidential client information, will be furnished in a Form 8-K with the Securities and Exchange Commission. This information will also be posted at URL=access.perotsystems.com, or may be accessed through http://www.perotsystems.com.

ABOUT PEROT SYSTEMS

Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations, and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems has more than 400 clients and reported 2001 revenue of $1.2 billion. The company has more than 8,500 associates located in the United States, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.

Statements contained within this press release may contain forward-looking statements, which involve risks and uncertainties that may cause actual results to vary from those contained in the forward-looking statements. In some cases, you

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can identify such forward-looking statements by terminology such as "may,"
"will," "could," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue." In evaluating all forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, including the fact that Perot Systems' investigation into this matter is not yet complete and the continuing investigation could lead to additional information and documents that materially affect Perot Systems' current understanding of this matter. In addition, please refer to the Perot Systems Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, for information regarding additional risk factors relating to Perot Systems' business. Perot Systems disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.


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